Exhibit 99.1

  Service Corporation International Receives Approval From Court for Class-
         Action Settlement Agreement Regarding Securities Litigation

    HOUSTON, Nov. 5 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), the world's largest funeral and cemetery company, announced today court approval of the settlement of the securities class action lawsuit pending against the Company and certain of its current and former officers since January 1999.
    The terms of the settlement agreement, reached in April 2004, called for a $65 million payment in settlement of these claims. The Company's insurance carriers agreed to make a payment of $30 million towards the settlement resulting in net payments by the Company of approximately $35 million. The Company reserved amounts for this claim in the first quarter of 2004 and deposited the required funds into escrow in the second quarter of 2004.
    Service Corporation International, headquartered in Houston, Texas, is the leading provider of funeral and cemetery services in the world. We have an extensive network of businesses including 1,218 funeral service locations and 402 cemeteries in North America as of September 30, 2004. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com .

     For additional information contact:

     Investors:  Debbie Young - Director of Investor Relations
                 (713) 525-9088

     Media:      Terry Hemeyer - Managing Director / Corporate Communications
                 (713) 525-5497

SOURCE  Service Corporation International
    -0-                             11/05/2004
    /CONTACT: investors, Debbie Young, Director of Investor Relations, +1-713-525-9088, or media, Terry Hemeyer, Managing Director-Corporate Communications, +1-713-525-5497, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com /
    (SCI)

CO:  Service Corporation International
ST:  Texas
IN:
SU:  LAW